Exhibit 10.9

BIOMARIN PHARMACEUTICAL INC.

2006 SHARE INCENTIVE PLAN

2009 Technical Amendment for Compliance

with Section 409A of the Internal Revenue Code

WHEREAS, the Board of Directors (“Board”) of Biomarin Pharmaceutical Inc. (“Company”) adopted the Biomarin Pharmaceutical Inc. 2006 Share Incentive Plan (“Plan”) on June 15, 2006; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the Code”) imposes a 20% tax plus interest and other penalties on employees who collect compensation, severance pay, or reimbursements pursuant to employment agreements that do not conform with the specific time of payment provisions required under Code Section 409A; and

WHEREAS, pursuant to Section 16(a) of the Plan, the Board may amend the Plan at any time.

WHEREAS, the undersigned parties to the Agreement have mutually agreed that the Agreement should be amended, effective January 1, 2009, to comply with Code Section 409A and the final regulations that become effective on such date; and,

NOW, THEREFORE, the Plan is amended effective January 1, 2009, as follows:

1. Section 7(g) is revised as follows, with bold italics herein highlighting the additions:

(g) Deferral Elections. At any time within the thirty-day period (or other shorter or longer period that the Committee selects in its sole discretion) in which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) receives an initial Award of either Restricted Shares or Restricted Share Units that has a vesting condition tied to the Participant’s Continued Service, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award, provided the election is made at least twelve (12) months in advance of the earliest date that the Restricted Shares or Restricted Share Units may vest.

2. Section 8(a) is revised in its entirety as follows, with bold italics herein highlighting the additions::

(a) Elections to Defer. The Committee may permit any Eligible Person who is a Director, Consultant or member of a select group of management or highly compensated employees (within the meaning of ERISA) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred. In general, subject to Section 7(g) regarding deferral of Restricted Shares and Restricted Share Units and to Section 9(e) regarding deferral of Performance Awards, Election Forms must be submitted to the Committee no later than December 31st of the calendar year preceding the calendar year in which the Eligible Person first performs the services that are attributable to the compensation being deferred. Notwithstanding the foregoing, any Eligible Person who first becomes eligible to defer compensation under the Plan and is not eligible to defer or otherwise accrue an amount of deferred compensation under any other plan or arrangement that (i) is maintained by the Company or any other Affiliate that would be considered a single employer with the Company pursuant to Code Sections 414(b) or 414(c) and (ii) constitutes a single plan under Treasury Regulation §1.409A-1(c)(2)(A), may submit his or her Election Form to the Committee no later than 30 days after the date the Eligible Person first becomes eligible to defer compensation under the Plan; however, the Election Form may relate only to compensation that is to be paid for services performed after the date the Election Form is submitted to the Committee. The Committee may reject any Election Form that it determines in its sole discretion does not satisfy the requirements of this paragraph. The Committee may unilaterally make Awards in the form of Deferred Share Units, regardless of whether or not the Participant foregoes other compensation.

3. Section 8(c) is amended in its entirety as follows, with bold italics herein highlighting the additions:

(c) Issuances of Shares. The Company shall provide a Participant with one Share for each Deferred Share Unit in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant incurs a “separation from service” within the meaning of Treasury Regulations §1.409A-1(h) (“Separation from Service”), unless –

4. Section 8(c)(i) is amended in its entirety as follows, with bold italics herein highlighting the additions:

(i) the Participant has properly elected a different form of distribution, on a form approved by the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are triggered by and completed within ten years following the Participant’s Separation from Service, and

5. Section 14(a) is hereby amended by revising the last sentence as follows, with bold italics herein highlighting the addition:

Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder (with such an affect being presumed to arise from a modification that would trigger a violation of Section

409A of the Code), unless either (i) the Participant provides written consent or (ii) before a Change in Control the Committee determines in good faith that the modification is not materially adverse to the Participant.

6. Section 16(b) is amended by revising the first sentence as follows, with bold italics herein highlighting the addition:

(b) Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code) unless either it relates to an adjustment pursuant to Section 12 or modification pursuant to Section 14(a) above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

7. Appendix A: Definitions is amended by adding a new definition “Separation from Service” as follows:

“Separation from Service” has the meaning set forth in Section 9 of the Plan.

8. All other provisions of the Agreement shall remain in full force and effect, subject only to the specific changes set forth above.

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